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INSITE VISION

Moderator: Jody Cain

05-14-04/8:00 a.m. PT

Confirmation # 7381658

INSITE VISION

Moderator: Jody Cain

May 14, 2004

8:00 a.m. PT

Operator:

Welcome to the InSite Vision 2004 First Quarter Financial Results Conference Call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, we will hold a Q&A session.

To ask a question, please press star followed by 1 on your touchtone phone. If anyone has difficulty hearing the conference, please press star zero for Operator assistance. As a reminder, this conference is being recorded on today, Friday, May 14, 2004.

I would now like to turn the conference over to Miss Cain. Please go ahead, ma’am.

Jody Cain:

This is Jody Cain with Lippert Heilshorn & Associates. Thank you all for participating in today’s call. Joining me from InSite Vision are Kumar Chandrasekaran, President and Chief Executive Officer, and Sandra Heine, Senior Director of Finance and Administration.

Before we begin, I’d like to state the comments made by Management during this conference call will contain forward-looking statements that involve risks

INSITE VISION

Moderator: Jody Cain

05-14-04/8:00 a.m. PT

Confirmation # 7381658

and uncertainties regarding InSite Vision’s operations and future results. I encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s Form 10-K and Form 10-Q, which identifies specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

The content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast May 14, 2004. The Company undertakes no obligations to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I’d like to turn the call over to Dr. Chandrasekaran. Kumar?

Kumar Chandrasekaran:

Thank you, Jody. Good morning, everyone. I’d like to thank all of you for joining us this morning to discuss our first quarter results and accomplishments and ongoing developments at our Company. As always, I would like to extend a special thanks to our long-term shareholders for their continued loyalty and support.

I would like to begin this call by reviewing our recent progress with the ISV-401 program and then Sandy will then briefly review our first quarter financial results. And then I will discuss our proposed financing and open the call to any questions.

In the past several months, we have been working diligently toward advancing the development of ISV-401 and have accomplished a great deal in preparation for the start of our intended phase 3 trials. ISV-401 is a formulation of a broad-spectrum antibiotic erythromycin in our DuraSite® drug-delivery platform.

INSITE VISION

Moderator: Jody Cain

05-14-04/8:00 a.m. PT

Confirmation # 7381658

We believe this formulation offers significant advantages over currently available products in what is estimated to be a billion-dollar annual market for the treatment of ocular infections in the United States. As you know, we need to conduct two phase 3 clinical trials prior to submitting a new drug application with the FDA. One study is a vehicle-controlled study and the other is an active-controlled study, comparing a marketed ophthalmic antibiotic against the ISV-401 product.

I would like to summarize some of the many accomplishments with this program since we held our last conference call on March 29th. We have finalized the clinical study design and protocols for our two phase 3 studies, including holding discussions with the FDA. We have incorporated their input and we intend to submit our formal protocol proposals to the FDA shortly.

We have interviewed a number of contract research organizations—or CROs—to implement our phase 3 trials and have engaged a major CRO with experience in conducting ophthalmic bacterial conjunctivital studies. This CRO has already identified clinical investigators to conduct these studies and is currently recruiting clinical sites for both of our phase 3 trials.

Additionally, we have interviewed several microbiology laboratories and have contracted one with ophthalmic expertise to run bacterial analysis to support these trials. We have identified and acquired a new drug source for ISV-401 that is considerably more pure than that used in our earlier clinical trials.

We have completed considerable characterization work on the new drug substance. Clinical trial samples with the new source of drug substance are

INSITE VISION

Moderator: Jody Cain

05-14-04/8:00 a.m. PT

Confirmation # 7381658

being manufactured for the phase 3 trials. And several key hires have been made to ensure effective program coordination and execution.

I would now like to turn this call over Sandra Heine to summarize our 2004 First Quarter Financial Results.

Sandra Heine:

Thank you, Kumar. While making significant progress towards initiating our phase 3 trials for ISV-401, as Kumar just mentioned, we also continued our cost containment measures. As a result, our expenses during the first quarter of 2004 were down across the board, compared with the first quarter of 2003.

Revenues for the first quarter of 2004 were $374,000, compared with $4,000 in the first quarter of 2003. The increase for 2004 resulted from contract research activities conducted for Bausch & Lomb under the December 2003 ISV-403 asset purchase agreement.

Total operating expenses for the first quarter of 2004 were $1.5 million, down from $2.3 million for the first quarter of 2003. This 35% decrease mainly reflects our various cost containment measures including the reduction in personnel we held in the June quarter of 2003, voluntary salary reductions by senior management, and scale back of non-critical external activities.

We reported net income for first quarter of 2004 of $2.4 million or 8 cents per share, compared with a net loss of $2.3 million or 9 cents per share in the first quarter of 2003. The 2004 net income reflects the recognition of $3.5 million of deferred gain on sale of assets from the sale of the ISV-403 product candidate to Bausch & Lomb.

We reported cash and cash equivalents of $1.5 million at March 31, 2004. On March 29, 2004, we announced binding subscription agreements for an equity

INSITE VISION

Moderator: Jody Cain

05-14-04/8:00 a.m. PT

Confirmation # 7381658

financing, which is expected to raise gross proceeds of $16.5 million. We received approximately $1.9 million of this subscription in the initial closing, which is reflected in the March 31, 2004 balance sheet.

With that overview, I’d like to now turn the call back over to Kumar. Kumar?

Kumar Chandrasekaran:

Thank you, Sandi. Among the primary purposes in speaking with you today is to discuss our previously announced plans to raise $16.5 million in a private placement. This capital is necessary to allow us to continue development of ISV-401 and the funding requires majority approval on items three and four on your Proxy Card, which is in the mail and on its way to our shareholders as we speak.

I assure you that have pursued a wide array of options prior to entering into this financing agreement. We chose to move forward with this transaction, as it is the best alternative for our Company and for our shareholders. It is critical that we raise sufficient funds to permit us to pursue our corporate goals without the necessity of another near-term fundraising.

We are fully aware that this financing represents a dilution to our current shareholders; however, we firmly believe that the benefits of these additional funds will ultimately far outweigh the impact of dilution. If we receive shareholder approval for this fund raising, we envision initiating the first of the two ISV-401 phase 3 trials early in the third quarter, and intend to initiate the second trial shortly thereafter.

We believe that we will complete these trials around the middle of next year, at which time we should be able to present top line clinical data. Based on this timetable, we expect to file the ISV-401 (NDA) during the second half of 2005, and potentially launch ISV-401 as a commercial product in 2006. Any

INSITE VISION

Moderator: Jody Cain

05-14-04/8:00 a.m. PT

Confirmation # 7381658

additional details regarding the progress of these trials will be disclosed in the months ahead, as they become available.

Proceeds from this proposed financing are expected to fund our work into next year. Additional funds from warrants attached to this financing, if exercised in full, will provide us with about one additional year of cash, seeing us through the potential commercialization of ISV-401 in 2006.

Your proxy statement, which includes a discussion of our specific terms of this financing, and a voting ballot are in the mail to our stockholders as of the record date, which was April 2nd. Additionally, we have included our annual report on Form 10-K with this mailing, which is standard practice prior to the annual meeting of stockholders.

Once these materials are received, we request that you review them carefully and submit your vote. The voting instructions are noted on the ballot and votes can be cast by mail, telephone, or via the Internet. However, we strongly urge you to vote by telephone or Internet to ensure your vote is reached on time.

The votes will be tallied and the results will be revealed at our annual meeting of stockholders scheduled for Tuesday, June 1st at 10 am Pacific Time in our Alameda, California offices. We invite you to attend this meeting and if you have not already voted, you will be able to vote in person. However, even if you are able to attend the meeting, we urge you to vote as soon as possible by telephone or the Internet.

Additionally, to assist us in this voting process, we have engaged the proxy solicitation services of InvestorCom. Some shareholders may be receiving a telephone call from InvestorCom staff to assist you with the voting process.

INSITE VISION

Moderator: Jody Cain

05-14-04/8:00 a.m. PT

Confirmation # 7381658

You can reach InvestorCom directly at 1-800-503-3375. Both Sandra Heine and I are also available for any questions that may arise regarding the voting process for the proposals on the ballot.

With that said, our plan going forward is to continue pursuing open communication with large pharma and additional corporate partnership opportunities with the aim of building shareholder value. Additional activities related to other products in our portfolio will only be addressed as financial resources become available, with a priority placed on our glaucoma programs, especially ISV-205. We will also extend an aggressive effort with drug candidates to initiate corporate discussions as appropriate.

In the meantime, we will continue to take measures to control our cash burn rate and to move forward in a way that will ensure that the capital we raise is put to maximum utility. We will support our operational and other activities to the best of our ability, so that we can ensure that revenue generation is provided at the earliest possible time.

Before I open the call to your questions, I would like to reiterate that by voting in favor of the financing by marking “yes” on items three and four on the Proxy Card, shareholders will enable our Company to move forward, allowing us the opportunity to move ISV-401 well into its clinical development.

Thank you again for your time and continued support. And now, Operator, we would like to open the call to questions.

Operator:

Ladies and gentlemen, if you would wish to register for a question for today’s question-and-answer session, you will need to press star then the number 1 on your telephone. You will hear a prompt to acknowledge your request. If your question has been answered and you wish to withdraw your polling request,

INSITE VISION

Moderator: Jody Cain

05-14-04/8:00 a.m. PT

Confirmation # 7381658

you may do so by pressing star then the number 2. If you are using a speakerphone, please pick up your handset before entering your request.

One moment please for your first question.

Once again, ladies and gentlemen, that’s star 1 to ask a question.

And there are no questions at this time. Please proceed with your presentation or any closing remarks.

Kumar Chandrasekaran:	Ladies and gentlemen, I would like to repeat the phone number of InvestorCom that you can call if you have questions either about the proposals or how to vote. The number again is: 1-800-503-3375.

Thank you very much for the opportunity to speak with all of you and for your continued support at this crucial time in our corporate history. Again, we urge you to vote “yes” on items three and four on your Proxy Card so we can finalize this transaction and continue our work to develop and commercialize ISV-401.

Ladies and gentlemen, have a good day. Thank you!

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your line.

END